EXHIBIT 99.2

SUNOCO, LLC BUSINESS

Sunoco, LLC (“Sunoco LLC”) is a Delaware limited liability company formed on June 1, 2014 by Sunoco, Inc. (“Sunoco Inc”) and its subsidiaries. Sunoco LLC is primarily engaged in the wholesale distribution of motor fuels across more than 26 states throughout the East Coast and Southeast regions of the United States from Maine to Florida and from Florida to Louisiana. Sunoco LLC purchases motor fuel through its supply and trading group primarily from independent refiners and major oil companies, along with other major market participants, and distributes it to (i) Sunoco R&M for resale at its approximately 440 company-operated Sunoco and APlus branded convenience stores and other retail fuel outlets, primarily in the East Coast and Southeast regions of the United States; (ii) 882 Sunoco branded dealer locations pursuant to long-term fuel supply agreements; (iii) other wholesale distributors of Sunoco branded fuel that supply to an additional 3,640 independently operated third-party retail fuel outlets and (iv) approximately 400 other commercial customers on a spot or short-term contract basis. Sunoco LLC also receives rental income from approximately 425 properties that it leases or subleases to third-party operators and receives income from the manufacture and wholesale sale of race fuels from its Marcus Hook, Pennsylvania manufacturing plant.

In connection with its formation, Sunoco LLC entered into a 10-year motor fuel supply agreement under which Sunoco LLC is the exclusive supplier of motor fuel for Sunoco Inc’s company-operated locations at a fixed profit margin of four cents per gallon. In addition, Sunoco LLC has entered into a perpetual license agreement with Sunoco Inc providing Sunoco LLC with an exclusive license to be the wholesale distributor of Sunoco branded motor fuel. Sunoco LLC’s branded dealer and branded wholesale distributor contracts generally have both time and volume commitments that establish contract duration. On average, the branded dealer contracts for third-party sites have an initial term of approximately 8 years, with an estimated, volume-weighted term remaining on those contracts of approximately 4 years. These contracts typically include (i) delivered pricing that reflects a support level relative to posted street pricing among competition within a zone (often referred to as “dealer tank wagon” pricing), or (ii) delivered pricing at the rack rate, plus transportation costs, taxes and a fixed, volume-based fee. On average, Sunoco LLC’s branded wholesale distributor agreements have an initial term of approximately 9 years, with a volume-weighted term remaining on those contracts of approximately 5.6 years. These contracts typically provide pricing that is fixed to Sunoco LLC’s posted fuel prices at the rack rate, less any appropriate commercial discounts. During the year ended December 31, 2014, Sunoco LLC sold 1.1 billion gallons of motor fuel to Sunoco Inc’s company-operated locations, 1.2 billion gallons of motor fuel to contracted branded dealers, 2.4 billion gallons of motor fuel to branded wholesale distributors and 0.6 billion gallons of motor fuel, including race fuel, to other commercial customers. As of December 31, 2014, Sunoco LLC received third-party rental income from 99 sites it subleased and 326 sites it leased to third-party operators and another 326 properties it owned in fee.

Sunoco LLC purchases unbranded motor fuel through its supply and trading group primarily from independent refiners and major oil companies, along with other major market participants. Sunoco LLC’s supply organization utilizes various sourcing options that span broad geographies, and include pipeline-based, rail, truck and waterborne options, which allows Sunoco LLC to optimize cost and availability of supply. We believe that Sunoco LLC has limited exposure to fluctuating commodity prices because it optimizes its sourcing options, generally passes the cost of the fuel that it distributes through to its customers and otherwise hedges its physical inventory to minimize commodity market risk.

For the year ended December 31, 2014, Sunoco LLC estimates that approximately 99.9% of the gross profit generated by Sunoco LLC constituted “qualifying income” within the meaning of Section 7704 of the Internal Revenue Code of 1986, as amended.

For the year ended December 31, 2014, Sunoco LLC generated Adjusted EBITDA of approximately $307 million and net income of approximately $37 million. Additionally, for the year ended December 31, 2014, Sunoco Inc accounted for approximately 14% of Sunoco LLC’s gross margins and 20% of Sunoco LLC’s motor fuel volumes sold.

RECENT DEVELOPMENTS

Revolving Credit Facility Commitments

Our revolving credit facility includes an accordion feature that allows us to increase the commitments thereunder from $1.25 billion to up to $1.5 billion.  We expect to exercise this accordion feature and request a $250 million increase in our revolving credit facility commitments.  We expect that the administrative agent under our revolving credit facility will arrange a syndicate of lenders willing to hold the requested incremental revolving commitments, but there can be no assurance that the administrative agent will be successful in arranging commitments for this incremental facility.

PRO FORMA FINANCIAL INFORMATION

The summary pro forma financial information presented below is derived from our unaudited pro forma combined financial statements. The pro forma financial information gives effect to (i) the consummation of our acquisitions of Mid-Atlantic Convenience Stores, LLC in October 2014 and Aloha Petroleum, Ltd. in December 2014 and the related financings and (ii) the consummation of our pending acquisition of Sunoco LLC and the related financing with a combination of debt and the issuance to ETP Retail of 795,482 million common units representing limited partner interests in us.  The unaudited pro forma financial information is based on certain assumptions and do not purport to be indicative of the results which actually would have been achieved if the proposed transactions listed above had been consummated on the dates indicated or of results that may be achieved in the future.

	Historical			Pro Forma
	Predecessor		Combined
	Year Ended			Year Ended
	December 31, 2012(2)	December 31, 2013	2014(3)	December 31, 2014
(in thousands, except gross profit per gallon)
			(unaudited)	(unaudited)
Other Financial Data:
Adjusted EBITDA attributable to Sunoco LP(1)	31,695	51,884	122,313	307,218
Distributable cash flow attributable to Sunoco LP(1)	10,457	47,678	92,488	196,517
Ratio of earnings to fixed charges	11.92x	9.47x	4.38x	2.61x
Operating Data:
Total motor fuel gallons sold	1,449,946	1,571,034	2,011,963	4,145,415
Average motor fuel gross profit per gallon	2.8¢	3.7¢	7.0¢	9.6¢

(1)                                We define EBITDA as net income before net interest expense, income tax expense and depreciation, amortization and accretion expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items, including adjustments for unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less cash interest expense, current income tax expense, maintenance capital expenditures and other non-cash adjustments. EBITDA, Adjusted EBITDA and distributable cash flow are not financial measures calculated in accordance with GAAP. The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

	Historical				Pro Forma
	Predecessor			Combined
	January 1, 2012	September 25, 2012	Year Ended		Year Ended
	through September 24, 2012	through December 31, 2012	December 31, 2013	2014	December 31, 2014
	(in thousands)
				(unaudited)	(unaudited)
Net income	$8,420	$9,150	$37,027	$57,786	$123,215
Depreciation, amortization and accretion	5,735	1,296	8,687	26,955	108,014
Interest expense, net	269	540	3,471	14,329	77,452
Income tax expense (benefit)	4,809	224	440	2,352	12,158
EBITDA	19,233	11,210	49,625	101,422	320,839
Non-cash compensation expense	810	101	1,935	6,080	7,128
Loss on disposal of assets and impairment charge	229	112	324	2,631	717
Unrealized gains on commodity derivatives	—	—	—	(1,433)	(932)
Inventory fair value adjustments	—	—	—	13,613	189,818
Adjusted EBITDA	$20,272	$11,423	$51,884	$122,313	$517,570
Adjusted EBITDA attributable to noncontrolling interest	—	—	—	—	(210,352)
Adjusted EBITDA attributable to Sunoco LP	$20,272	$11,423	$51,884	$122,313	$307,218
Cash interest expense		439	3,090	12,029	73,464
Income tax expense (current)		71	302	3,275	13,081
Maintenance capital expenditures		456	814	5,196	16,917
MACS acquisition adjustment(a)		—	—	8,282	8,282
Earnings attributable to noncontrolling interest		—	—	1,043	(1,043)
Distributable cash flow attributable to Sunoco LP		$10,457	$46,678	$92,488	$196,517

(a)                                 Adjustment includes MACS’ recasted results of operations for the period September 1, 2014 through September 30, 2014 (the date of common control), as further adjusted for depreciation, amortization and accretion, interest expense, income tax expense and other non-cash items, in accordance with the Adjusted EBITDA definition.